EXHIBIT 10.1

REDEMPTION AGREEMENT

THIS REDEMPTION AGREEMENT (the “Agreement”) is made and entered into effective September 17, 2020, by and between Sean Cameron Clarke (“Clarke”) and Gulf West Security Network Inc., a Nevada corporation (the “Company”).

WHEREAS, the Company currently has a class of Preferred Stock designated as “Series A Convertible Preferred Stock” (the “Series A Preferred Stock”);

WHEREAS, Clarke owns 7,500 shares of the Company’s Series A Preferred Stock (the “Series A Shares”); and

WHEREAS, notwithstanding the provisions of the current Certificate of Designation of the Company’s Series A Preferred Stock regarding redemption by the Company, Clarke and the Company have agreed to a redemption of the Series A Shares by the Company pursuant to the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the foregoing, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties agree as follows:

1.	Recitals Incorporated by Reference.

The above recitals of this Agreement are incorporated herein and made a part hereof by reference.

2.	The Redemption.

In consideration for, and as an inducement to Clarke to enter into this Agreement with respect to the redemption (the “Redemption”) by the Company of the Series A Shares owned by Clarke, the Company hereby agrees as follows:

2.1	Consideration. The consideration for the Redemption shall consist of the following:

a.	Payment to Clarke of the sum of Two Thousand Dollars ($2,000) in immediately available funds (the “Redemption Payment”), which shall be paid at Closing (as defined below);

b.	Issuance to Clarke of 100,000 shares of the Company’s common stock (the “Common Stock”); and

c.	Clarke submitting a letter of resignation to the Company resigning from all positions at the Company, including as a director and/or officer, in form and effective on a date reasonably acceptable to the Company (the “Resignation Letter”).

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2.2	Representations and Warranties of Clarke. Clarke hereby represents and warrants to the Company, which representations and warranties shall survive the Closing, the following:

a.	All of the Series A Shares are owned by Clarke free and clear of all liens, agreements, security interests, claims, charges and encumbrances of any kind and nature, and no third party holds any right or interest (beneficial or otherwise) in the Series A Shares. The Series A Shares have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), and are therefore subject to restrictions, directly or indirectly, with respect to their transferability.

b.	This Agreement is a legal, valid and binding agreement of Clarke, enforceable against Clarke in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, fraudulent conveyance or similar laws affecting the enforcement of creditors’ rights generally and subject to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity). Clarke has full power and authority to enter into and consummate this Agreement and sell the Series A Shares, the consent of no other party or entity is necessary for the consummation of the transactions contemplated herein. The execution, delivery and performance by Clarke of this Agreement will not result in any violation of and will not conflict with, or result in a breach of, any of the terms of, or constitute a default under, any provision of state or federal law to which Clarke is subject, any mortgage, indenture, agreement, document, instrument, judgment, decree, order, rule or regulation, or other restriction to which Clarke is a party or by which Clarke may be bound, or result in the creation of any lien upon any of the properties or assets of Clarke pursuant to any such term, or result in the suspension, revocation, impairment, forfeiture or non-renewal of any permit, license, authorization or approval applicable to Clarke or any of Clarke’s assets or properties.

c.	Clarke understands that the Series A Shares may appreciate in value after the execution of this Agreement and Clarke confirms he has received or has had full access to all the information he considers necessary or appropriate to make an informed decision to sell the Series A Shares. In determining whether to offer the Series A Shares, Clarke has relied on his knowledge and understanding of the Company and its business based upon Clarke’s due diligence investigation. Clarke understands that no person or entity (including, without limitation, the Company or its officers or directors) has been authorized to give any information or to make any representations which were not furnished pursuant to this paragraph and Clarke has not relied on any other representations or information in making his decision to sell the Series A Shares, whether written or oral, relating to the Company, its operations and/or its prospects.

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d.	Clarke is a sophisticated investor and understands, acknowledges and agrees that the Company possesses or may possess material nonpublic information not known to Clarke that will not become available until after the Closing and that may impact the value of the Series A Shares, including, without limitation, information received by principals and employees of the Company in their capacities as directors, officers, significant stockholders and/or affiliates of the Company, and that the Company is unable to disclose such information to Clarke. Clarke understands, based on his experience, the risks associated with purchasing the Series A Shares and notwithstanding this fact, the Company has deemed it appropriate to enter into this Agreement and to purchase the Series A Shares and hereby waives any claim, or potential claim, it has or may have against the Company relating to the Company’s possession of material non-public information.

2.4	Representations and Warranties of the Company. The Company hereby represents and warrants to Clarke that the Company has all requisite power and authority to execute, deliver and perform under this Agreement and the other agreements, certificates and instruments to be executed by the Company in connection with or pursuant to this Agreement. Upon execution and delivery by the Company at the Closing, this Agreement is a legal, valid and binding agreement of the Company, enforceable against the Company in accordance with its terms. These representations and warranties shall survive the Closing for a period of one (1) year.

3.	Release by Clarke.

Clarke, in his individual capacity and on behalf of all of his present or former agents, representatives, employees, independent contractors, attorneys, insurers, parents, assigns, and affiliates (collectively, the “Clarke Releasing Parties”), subject to the terms and conditions set forth herein, and timely payment of the Clarke Redemption Payment and delivery of the Common Stock, hereby releases, acquits and forever discharges the Company, and all of its present or former agents, representatives, employees, independent contractors, directors, shareholders, officers, attorneys, insurers, subsidiaries, divisions, parents, assigns, affiliates, predecessors and successors (the “Company Released Parties”) from and against any and all debts, obligations, losses, costs, promises, covenants, contracts, endorsements, bonds, controversies, suits, actions, causes of action, misrepresentations, defamatory statements, tortuous conduct, acts or omissions, rights, obligations, liabilities, judgments, damages, expenses, claims, counterclaims, cross-claims, or demands, in law or equity, asserted or unasserted, express or implied, foreseen or unforeseen, real or imaginary, alleged or actual, suspected or unsuspected, known or unknown, liquidated or non-liquidated, of any kind or nature or description whatsoever with respect to the Company Released Parties, including, but not limited to Clarke’s ownership of the Series A Shares arising at any time through the date of this Agreement which any of the Clarke Releasing Parties presently has, may have, or claim or assert to have with respect to any of the Company Released Parties.

Clarke acknowledges that he has been advised by his attorneys and are familiar with and understand the provisions of California Civil Code Section 1542 as well as all similar provisions of federal law and Nevada state law, if any, that may provide any right or benefit that is similar in any material respect to California Civil Code Section 1542, as amended, which provides as follows:

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“A general release does not extend to claims that the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release and that, if known by him or her, would have materially affected his or her settlement with the debtor or released party.”

Clarke hereby voluntarily and expressly waives and relinquishes each and every right or benefit which he may have under California Civil Code Section 1542 and all applicable provisions of U.S. federal, California and Nevada state law, if any, that may provide any right or benefit that is similar in any material respect to the rights and benefits afforded under California Civil Code Section 1542, to the full extent that he may lawfully waive such rights. Clarke acknowledges that it may hereafter discover facts in addition to or different from those which it presently knows or believes to be true regarding any of the Released Parties, but agrees that he has taken that possibility into account and that it is the intention of Clarke to fully, finally and forever settle any and all disputes related to the Company and the other Released Parties, including any and all obligation or dispute between him and the Company, now known or unknown, suspected or unsuspected related to the Releasing Party.

4.	Release by the Company.

The Company, subject to the terms and conditions set forth herein, agrees to release, acquit and forever discharge Clarke from and against any and all debts, obligations, losses, costs, promises, covenants, contracts, endorsements, bonds, controversies, suits, actions, causes of action, misrepresentations, defamatory statements, tortuous conduct, acts or omissions, rights, obligations, liabilities, judgments, damages, expenses, claims, counterclaims, cross-claims, or demands, in law or equity, asserted or unasserted, express or implied, foreseen or unforeseen, real or imaginary, alleged or actual, suspected or unsuspected, known or unknown, liquidated or non-liquidated, of any kind or nature or description whatsoever, with respect to Clarke, including but not limited to Clarke’s ownership of the Series A Shares arising at any time through the date of this Agreement which the Company presently has, may have, or claim or assert to have with respect to Clarke.

The Company acknowledges that it has been advised by its attorneys and are familiar with and understand the provisions of California Civil Code Section 1542 as well as all similar provisions of federal law and Nevada state law, if any, that may provide any right or benefit that is similar in any material respect to California Civil Code Section 1542, as amended, which provides as follows:

“A general release does not extend to claims that the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release and that, if known by him or her, would have materially affected his or her settlement with the debtor or released party.”

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The Company hereby voluntarily and expressly waives and relinquishes each and every right or benefit which it may have under California Civil Code Section 1542 and all applicable provisions of U.S. federal, California and Nevada state law, if any, that may provide any right or benefit that is similar in any material respect to the rights and benefits afforded under California Civil Code Section 1542, to the full extent that it may lawfully waive such rights. The Company acknowledges that it may hereafter discover facts in addition to or different from those which it presently knows or believes to be true regarding Clarke, but agrees that it has taken that possibility into account and that it is the intention of the Company to fully, finally and forever settle any and all disputes related to the Released Party, including any and all obligation or dispute between the Company and Clarke, now known or unknown, suspected or unsuspected related to the Released Party.

6.	Closing.

The parties will effect a closing on or before September ☐, 2020 (the “Closing”) and deliver the following items at the Closing:

6.1	Delivery to Company by Clarke. At Closing, Clarke will deliver to the Company the Resignation Letter attached hereto as Exhibit A.

6.2	Delivery and Disbursement to Clarke by Company. The Company will deliver to Clarke the Redemption Payment and the Common Stock.

7.	Miscellaneous.

7.1	Subsequent Events. Each of the parties agree to notify the other(s) if, subsequent to the date of this Agreement, one of the parties incurs obligations which could compromise its efforts and obligations under this Agreement.

7.2	Expenses and Fees. Each of the parties shall bear its own attorney’s fees, costs and expenses, and advisors and experts’ fees arising or relating to the rights, duties and obligations under this Agreement and the negotiation, execution and delivery of this Agreement

7.3	Amendment. This Agreement may only be amended or modified at such time and in such manner only by an instrument in writing executed by the parties hereto.

7.4	Further Actions and Assurances. At any time and from time to time, Clarke and the Company agree, at their expense, to take such action and to execute and deliver documents as may be reasonably requested or necessary to effectuate the purposes and Closing of this Agreement.

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7.5	Waiver. Any failure of any of the parties to this Agreement to comply with any of its obligations, agreements, or conditions hereunder may be waived in writing by the party to whom such compliance is owed. The failure of any of the parties to this Agreement to enforce at any time any of the provisions of this Agreement shall in no way be construed to be a waiver of any such provision or a waiver of the right of such party thereafter to enforce each and every such provision. No waiver of any breach of or non-compliance with this Agreement shall be held to be a waiver of any other or subsequent breach or noncompliance.

7.6	Assignment. Neither this Agreement nor any right created by it shall be assignable by the parties without the prior written consent of the other party except as provided for in Section 7.15.

7.7	Notices. Any notice or other communication required or permitted by this Agreement must be in writing and shall be deemed to be properly given when delivered in person to an officer or authorized representative of the other party when deposited for transmittal by certified or registered mail, postage prepaid, or when sent by facsimile, email or other electronic transmission with proof of delivery, addressed as follows:

In the case of the Company:

Gulf West Security Network, Inc.

2851 Johnston Street, Unit # 194

Lafayette, LA 70503

Telephone 337.210.8790

Email: lou.resweber@gulfwestsecurity.com

In the case of Clarke:

225 Avenida Monterey, Suite D

San Clemente, CA 92672

cell: (949) 973-0684

e-mail: jackson.sean101@yahoo.com

or to such other person or address designated in writing subsequent to the date hereof by the Company or Clarke to receive notices.

7.8	Acknowledgment. The parties acknowledge that they have read this Agreement and that they fully know, understand, and appreciate its contents and that they have executed the same and make the Agreement voluntarily and of their own free will.

7.9	Headings. The sections and subsection headings in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

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7.10	Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California, applicable to the performance and enforcement of contracts made within such state, without giving effect to the law of conflicts of laws applied thereby. In the event that any dispute shall occur between the parties arising out of or resulting from the construction, interpretation, enforcement or any other aspect of this Agreement, the parties hereby agree to accept the exclusive jurisdiction of the Courts of the State of California sitting in and for the County of Orange. In the event either party shall be forced to bring any legal action to protect or defend its rights hereunder, then the prevailing party in such proceeding shall be entitled to reimbursement from the non-prevailing party of all fees, costs and other expenses (including, without limitation, the actual expenses of its attorneys) in bringing or defending against such action.

7.11	Binding Effect. This Agreement shall be binding upon the Parties hereto and inure to the benefit of the Parties, their respective administrators, executors, successors and assigns.

7.12	Entire Agreement. This Agreement contains the entire agreement between the Parties hereto and supersedes any and all prior agreements, arrangements, or understandings between the Parties relating to the subject matter of this Agreement. No oral understandings, statements, promises, or inducements contrary to the terms of this Agreement exist. No representations, warranties, covenants, or conditions, express or implied, other than as set forth herein, have been made by each of the Parties.

7.13	Severability. If any part of this Agreement is deemed to be unenforceable the balance of the Agreement shall remain in full force and effect.

7.14	Counterparts: Facsimile. An original of this Agreement may be executed simultaneously in two or more executed counterparts, each of which shall constitute one and the same instrument, and delivery of such by facsimile or other electronic delivery platform, shall be considered valid, binding and effective for all purposes. At the request of any party hereto, all parties agree to execute an original of this instrument as well as any facsimile, telecopy or other reproduction hereof.

7.15	Consolidation or Merger. Subject to the provisions hereof, and Paragraph 7.6 above, in the event of a sale, issuance of additional shares of the Company’s capital stock giving the recipient(s) greater than fifty percent (50%) voting control of the Company, or a sale of the control voting interest of the current “control person”, or a consolidation or merger of the Company with or into another corporation or entity, or the sale of substantially all of the operating assets of the Company to another corporation, entity or individual resulting in a “change of control” (as defined in the Securities Exchange Act of 1934 and the rules of the Securities and Exchange Commission), the Company’s rights and obligations under this Agreement to its successor-in-interest shall be deemed to have been acquired and assumed by such successor-in-interest.

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7.16	Confidentiality. The Parties acknowledge that the existence and the terms of this Agreement and any oral or written information exchanged between the Parties in connection with the preparation and performance this Agreement are regarded as confidential information. Subject to a Closing of each of the Redemption and Settlement Transactions , each party shall maintain confidentiality of all such confidential information, and without obtaining the written consent of the other party, it shall not disclose any relevant confidential information to any third Parties, except for the information that: (a) is or will be in the public domain (other than through the receiving party’s unauthorized disclosure); (b) is under the obligation to be disclosed pursuant to the applicable laws or regulations, rules of any stock exchange, or orders of the court or other government authorities; or (c) is required to be disclosed by any party to its shareholders, investors, legal counsels or financial advisors regarding the transaction contemplated hereunder, provided that such shareholders, investors, legal counsels or financial advisors shall be bound by the confidentiality obligations similar to those set forth in this Paragraph 7.17. Disclosure of any confidential information by the staff members or agencies hired by any party shall be deemed disclosure of such confidential information by such party, which party shall be held liable for breach of this Agreement.

7.18	Time is of the Essence. Time is of the essence of this Agreement and of each and every provision hereof.

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, the parties hereto, intending to be legally bound, have each executed this Agreement effective the date set forth above.

/s/ Sean Cameron Clarke
Sean Cameron Clarke

Gulf West Security Network Inc.

By:	/s/ Louis Resweber
Name:	Louis Resweber
Title:	CEO

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EXHIBIT A

_____ , 2020

I, Sean Cameron Clarke, hereby immediately resign all of my positions as an officer and director, as the case may be, of Gulf West Security Network Inc., effective immediately.

___________________________

Sean Cameron Clarke

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